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                        D O R S E Y & W H I T N E Y L L P

                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868




                                                                     EXHIBIT 8.1


Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN 55102-1639

         Re:      Federal Income Tax Consequences of Manufactured
                  Housing Contract Pass-Through Certificates

Ladies and Gentlemen:

         We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (File No. 333-63265/333-75365) (the "Registration Statement") under the Securities Act of 1933, as amended, relating to an aggregate of $7,000,000,000 of Manufactured Housing Contract Pass-Through Certificates (the "Certificates") to be issued from time to time in series under separate Pooling and Servicing Agreements, and the preparation of a Prospectus Supplement dated June 16, 1999 and the related Prospectus dated June 16, 1999 (together, the "Prospectus") relating to the offer and sale by the Company of $945,000,000 (approximate) aggregate principal amount of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Series 1999-4 (the "Certificates"), to be issued under a Pooling and Servicing Agreement, dated as of June 1, 1999 (the "Pooling and Servicing Agreement") between the Company and U.S. Bank National Association, as Trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings assigned thereto in the Pooling and Servicing Agreement.

         You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Prospectus and the Pooling and Servicing Agreement.

         Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that proper elections to be taxed as two separate real estate mortgage investment conduits ("REMICs") under the Internal Revenue
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Green Tree Financial Corporation
June 30, 1999
Page 2


Code of 1986, as amended (the "Code") are made in accordance with the Pooling and Servicing Agreement and the Code and that the Certificates will be issued as described in the Prospectus.

         Based upon the foregoing, as of the date hereof it is our opinion that the Trust created pursuant to the Pooling and Servicing Agreement will qualify as two separate REMICs under the Code and under the REMIC Regulations, and that the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-6 Certificates, Class A-7 Certificates, Class A-8 Certificates, Class A-9 Certificates, Class M-1 Certificates, Class M-2 Certificates, Class B-1, Class B-2 and Class B-3I Certificates will evidence ownership of the "regular interests" in the Master REMIC, the Uncertificated Subsidiary Interests will evidence ownership of the "regular interests" in the Subsidiary REMIC, and the Class C Subsidiary Certificates and the Class C Master Certificates will evidence ownership of the single class of "residual interests" in each of the Subsidiary REMIC and the Master REMIC, respectively.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated:    June 30, 1999

                                                Very truly yours,

                                                /s/ DORSEY & WHITNEY LLP


CFS